                                  EXHIBIT 10.28





                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

     MONACO INFORMATIQUES SYSTEMES, S.A.M., A MONACO CORPORATION AND MONACO
              INFORMATIQUES SYSTEMS-USA, INC., A NEVADA CORPORATION

                                       AND

 MAI SYSTEMS CORPORATION, A DELAWARE CORPORATION, LOGIX DEVELOPMENT CORPORATION,
  A NEVADA CORPORATION, AND GAMING SYSTEMS INTERNATIONAL, A NEVADA CORPORATION

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1.     DEFINITIONS                                                            3

2.     PURCHASE AND SALE                                                      5

       2.1    Purchased Assets                                                5

       2.2    Asset Exceptions                                                5

       2.3    Buyer Assumptions                                               6

       2.4    Purchase Price                                                  6

       2.5    Payment of Purchase Price; Interest on Purchase Deposit;
              Escrow Arrangements                                             6

       2.6    Adjustments and Pro-rations                                     7

3.     LICENSING                                                              7

4.     INVESTIGATIONS                                                         7

5.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER                    8

6.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER                    16

7.     CONDITIONS PRECEDENT TO CLOSING                                       17

8.     COVENANTS OF SELLER                                                   19

9.     SELLER'S CLOSING DOCUMENTS                                            20

10.    BUYER'S CLOSING DOCUMENTS                                             21

11.    CONFIDENTIALITY                                                       22

12.    CLOSING; CLOSING DATE                                                 22

13.    CANCELLATION AND EXTENSIONS                                           22

14.    INDEMNIFICATION                                                       23

15.    NO SHOP                                                               26

16.    POST-CLOSING COVENANTS AND SUCCESSOR ENTITY OPERATIONS                28

17.    BROKERS                                                               28

18.    MISCELLANEOUS                                                         28

                            ASSET PURCHASE AGREEMENT


        THIS ASSET PURCHASE AGREEMENT ("Agreement") is made this ___ day of July, 2001, by and between MAI Systems Corporation, a Delaware corporation (`MAI'), Logix Development Corporation, a Nevada corporation ("Logix") and Gaming Systems International, a Nevada corporation ("GSI") (MAI, Logix and GSI are collectively referred to as "Seller") and Monaco Informatiques Systemes S.A.M., a Monaco Corporation and Monaco Informatiques Systems - USA, Inc., a Nevada corporation (collectively "Buyer").

                                    RECITALS

        Seller is the owner of the Assets and desires to sell the Assets to the Buyer and Buyer desires to buy the Assets from Seller upon the terms and considerations set forth in this Agreement.

        IN CONSIDERATION OF THE FOREGOING RECITALS and of the mutual considerations, covenants and agreements provided below, the Seller and the Buyer agree as follows:

1.      DEFINITIONS.

        For the purpose of this Agreement each of the following terms shall have the meanings specified with respect thereto, unless a different meaning clearly appears from the context:

        1.1 "Assets and Liabilities" shall mean all assets of the Company, including but not limited to those listed on Exhibit A attached hereto ("Assets") and incorporated herein by this reference, together with the liabilities of the Company listed in the MIS-USA column on Exhibit A ("Liabilities").

        1.2 "Assignments" shall mean the assignment and transfer documents in the form of an assignment or other transfer of the Assets effectively transferring to Buyer all rights, title and interest of the Assets free and clear of any and all claims, security interests, liens or encumbrances. The Assignments may be in the form of a single document or more than one document. In the event all consents to assignments have not been obtained by the Closing Date, Seller shall use best efforts to diligently pursue all necessary consents.

        1.3 "Buyer" shall mean Monaco Informatiques Systemes, S.A.M., a Monaco corporation and Monaco Informatiques Systems-USA, Inc., a Nevada corporation.

        1.4 "Buyer's Closing Documents" shall mean the agreements and documents set forth in Section 10 below, each of which is to be executed by Buyer and/or delivered to

Seller on the Closing Date and all other consents, certificates, documents and instruments to be delivered by Buyer pursuant to the terms of this Agreement.

        1.5    "Business" shall mean the business operations of the Company.

        1.6 "Cash" shall mean, when used in connection with any Person, all monetary and other items owned by that Person that are treated as cash in accordance with GAAP, consistently applied.

        1.7    "Closing" has the meaning set forth in Section 7.

        1.8 "Closing Date" shall mean the last day of the month in which all conditions precedent set forth in Section 6 have occurred, but in no event shall the Closing Date extend beyond July 6, 2001 unless agreed to by the parties in writing.

        1.9 "Closing Documents" shall mean the agreements and documents set forth in Sections 9 and 10 below, which are to be executed by the parties and delivered to each other on the Closing Date and all other consents, certificates, documents and instruments to be delivered by the parties pursuant to the terms of this Agreement.

        1.10   "Company" shall mean Logix and GSI.

        1.11 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and the rules and regulations issued pursuant to that act or any successor law.

        1.12 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor law, and the rules and regulations issued pursuant to that act or any successor law.

        1.13 "Exhibit" shall mean those documents identified as such and attached hereto and incorporated by this reference.

        1.14 "GAAP" shall mean reference to generally accepted accounting principles in the United States applied on a consistent basis from period to period.

        1.15 "Gaming Authorities" shall mean collective reference to the Nevada Gaming Control Board and the Nevada Gaming Commission, or any entity in any country, state, county, city or other political subdivision which governs or oversees gaming activities, including the supplying or operation of systems similar to the Company's systems.

        1.16 "Governmental Authority" shall mean any federal, state, regional, county or municipal governmental agency, board, commission, officer or official whose consent or approval is required or whose regulations must be followed as a prerequisite to
(i) the continued sale and service of casino systems, and/or (ii) the performance of any act or obligation or the observance of any agreement, provision or condition of whatever nature as set forth in this Agreement by Buyer and Seller.

        1.17 "Intellectual Property" means the name "Gaming Systems International," "GSI", any and all trademarks, trade names, service marks, patents, software (and programs, look and feel, method), copyrights (including any registrations, applications, licenses or rights relating to any of the foregoing), technology, trade secrets, inventions, know-how, designs, computer programs, processes, and all other intangible assets, properties and rights.

        1.18 "Interim Period" shall have the meaning assigned to it in Section 16(g).

        1.19 "Pension Plan" means any "employee pension benefit plan" that is subject to Title IV of ERISA and which is maintained for employees of Company or any of its ERISA Affiliates.

        1.20 "Person" means an individual, firm, corporation, trust, association, partnership, joint venture, tribunal or other entity.

        1.21 "Purchase Deposit" shall mean the sum of One Million, Five Hundred Thousand Dollars ($1,500,000).

        1.22 "Purchase Price" shall mean the amount of Three Million, Five Hundred Thousand Dollars ($3,500,000).

        1.23 "Seller" shall mean the Company and MAI Systems Corporation, a Delaware corporation.

        1.24 "Subsidiary" shall mean, with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its subsidiaries.

        1.25 "Successor Entity" shall mean Monaco Informatiques Systems - U.S.A., Inc., a Nevada corporation, which entity has been established to conduct operations of the Company after the Closing.

2.      PURCHASE AND SALE.

        2.1 PURCHASED ASSETS. On the Closing Date, Seller agree to sell, transfer, convey, assign and deliver to Buyer and Buyer agrees to purchase for the considerations and on the terms hereinafter provided, the Assets. Delivery of the Assets to Buyer shall occur on the Closing Date.

        2.2 ASSET EXCEPTIONS. There are no assets of the Company that are excluded from transfer to Buyer at Closing.

        2.3 BUYER ASSUMPTIONS. Pursuant to Exhibit "P", Buyer shall assume the Liabilities of the Company listed in the MIS-USA column ($2,300,124.00) on Exhibit "A" (not including those liabilities listed on Schedule 2.3) together with those incurred by the Company in the ordinary and normal course of business which do not materially increase the total Liabilities assumed hereby by Buyer. Any liabilities of the Company not assumed by Buyer hereunder (including
Schedule 2.3 liabilities and any liabilities materially greater than the total assumed by Buyer as shown in Exhibit "A") shall remain with the Company.

        2.4 PURCHASE PRICE. The Purchase Price of the Assets shall be the sum of Three Million, Five Hundred Thousand Dollars ($3,500,000.00). The purchase price shall be allocated as follows:

Item                                Amount
----                                ------
Intangible Assets                   $2,564,581.00
    Customer Lists
    Customer Contracts
    Leases
    GSI Name
Covenants Not To Compete            $  100,000.00
(including assignments)

Inventory                           $  290,627.00
Fixed Assets                        $  544,792.00

        2.5 PAYMENT OF PURCHASE PRICE; INTEREST ON PURCHASE DEPOSIT; ESCROW ARRANGEMENTS. The Purchase Price shall be paid as follows:

        (a) One Million Dollars ($1,000,000) in cash, which shall be non-refundable, shall be deposited by Buyer into escrow and wired to Seller out of escrow upon closing pursuant to the wire instructions set forth on Exhibit M hereto;

        (b) the Purchase Deposit of One Million, Five Hundred Thousand Dollars ($1,500,000) shall be deposited in an interest-bearing escrow account with United Title, Escrow #01119541, Las Vegas, Nevada, or other mutually acceptable financial institution ("Escrow Agent") within three (3) business days after their execution of this Agreement. The parties shall execute the Joint Closing Instructions and Investment Funds Instructions that are consistent with the terms of this Agreement in the form attached hereto as Exhibit E and F respectively. The jurisdictions set forth in Schedule 2.5(b) are those represented by Seller as being those jurisdictions in which the Company has an existing sales contract, service contract, or open quotation. The Purchase Deposit, together with all accrued interest, shall be released to the Seller upon the earlier to occur of (i) 120 days after the Closing Date, or (ii) the date that Buyer receives the requisite licenses or approvals in all jurisdictions set forth in Schedule 2.5(b) (which shall not include temporary licenses), provided, however, that in the event any Gaming Authority denies a license application submitted by Buyer or if any one or more of the licenses are not received within the 120 period then Buyer shall have the right to cancel this Agreement and the Purchase Deposit together with all accrued interest shall be returned to Buyer and Buyer shall have no further obligation hereunder. Buyer shall provide to Seller written notice of its intent to cancel the Agreement pursuant to this section within ten (10) business days after the 120th day subsequent to the Closing Date;

        (c) Two Hundred and Fifty Thousand Dollars ($250,000) in cash eighteen (18) months after the Closing Date; and

        (d) Seven Hundred and Fifty Thousand Dollars ($750,000), through execution of an interest-free secured promissory note ("Note") in the form as set forth in Exhibit N with payments required of Five Hundred Thousand Dollars ($500,000) due and payable nine (9) months from Closing, and the balance of the principal amount of the Note, or Two Hundred and Fifty Thousand Dollars ($250,000), due eighteen (18) months from Closing. The Note shall be secured by a pledge of the Assets of the Company pursuant to a security agreement in the form set forth as Exhibit O.

        (e)    The Purchase Price is subject to adjustment pursuant to Section
               2.6 herein.

        2.6 ADJUSTMENTS AND PRO-RATIONS. Buyer shall be entitled to an adjustment to the Purchase Price, to be reflected as offsets or credits against the amount of $250,000 of the Purchase Price payable pursuant to Section 2.5(c) for the following items:

        (a) for any accounts receivable over 90 days past due as of the Closing and set forth on Schedule 2.6(a), that are not collected within eighteen (18) months after the Closing Date(credits issued against or incentives offered to customers listed in Schedule 2.6(a) to purchase additional equipment or services subsequent to the Closing Date shall be considered a cash receipt for purposes of this Section 2.6;

        (b) for any amounts paid by the Buyer, with Seller's approval, for the settlement of employee disputes listed on Schedule 2.6(b); and

        (c) any other claim arising out of events or circumstances prior to the Closing Date which may impact the Assets or increase the Liabilities.

3.      LICENSING

        (a) This Agreement is conditioned, if applicable, upon the execution of a distribution/consulting agreement between MIS/USA and Logix Development Corporation of Nevada (LDN). The agreement shall require LDN to sell the Signet system and Galaxis system on behalf of MIS/USA in fulfillment of the existing contracts and orders in process and those which may be executed in the future. LDN shall maintain all its licenses until the cancellation of the distribution agreement. LDN shall be paid a fee of 1% of the sales price of each system. All maintenance and service contracts shall be performed with MIS/USA personnel under a consulting agreement with LDN. LDN shall be used as the distribution company only in the event this is required in order to distribute product or services during the 120 day escrow period in which MIS is obtaining its licenses or approvals. A copy of the distribution agreement is attached hereto as Exhibit T.

        (b) In the event the Agreement is terminated in accordance with paragraph 2.5(b) above, MIS agrees to grant MAI a non-exclusive license agreement to distribute MIS products in the US upon terms mutually agreed upon by the parties.

4.      INVESTIGATIONS.

        (a) Investigations. Buyer acknowledges that it has conducted a due diligence investigation of the Company and is purchasing the Assets "as is," except as warranted by the Seller pursuant to Section 5 herein. Buyer wishes to have continued access to the books and records of the Company from the date hereof through the Closing Date. Buyer shall be permitted to conduct further investigations of the space covered by the Lease of Premises and leased storage space in accordance with Section 4(b). Seller shall provide Buyer with all information reasonably requested pursuant to Buyer's investigations within a reasonable period of time (taking into account the nature and scope of the request) following Buyer's request.

        (b) Access to Information and the Premises. At any reasonable time prior to the Closing Date and with prior notification to and approval of the Seller, Buyer, its agents and representatives shall be entitled: (i) to enter onto the Company business premises, as covered by the Lease of Premises, and leased storage space during normal business hours, (ii) to examine and copy any and all books and records, if any, maintained by the Company and its agents, and
(iii) to interview certain current employees. Seller shall provide Buyer with all information in Seller's or Company's possession. No such access, however, shall unreasonably interfere with the Company and its operation of the Business; and all information received by the Buyer and given by or on behalf of the Company in connection with this Agreement and the transactions contemplated hereby shall be held by the Buyer and its Affiliates, agents and representatives confidential pursuant to the terms of the Confidentiality Agreement between Buyer and Seller.

        (c) Seller's Deliveries of Documents and Information. Prior to execution hereof by all parties, Seller shall have delivered to Buyer a full and accurate list and reasonably complete details concerning each item described below and a copy of each document to the extent such copies were in the possession or control of Seller, Company or any affiliate, agent or related party of Seller or Company: (i) a copy of any and all sales agreements between the Company and its customers, together with all amendments, modifications, and schedules and exhibits attached thereto; (ii) a list of all licenses for the Company products or giving Company the right to sell the product in the jurisdiction in question; (iii) a copy of the entire customer list including (A) the list of all customers and potential customers; (B) all relevant addresses and telephone numbers; and (C) a summary of current negotiations with any customer or potential customer; (iv) copies of all employment agreements with all Company employees; (v) copies of all leases of real or personal property; and (vi) any other documents and information reasonably requested by Buyer relating to the business.

5.      REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER.

        Seller represents and warrants to Buyer as follows. All representations and warranties are true and correct as of the date hereof and, except as otherwise expressly provided herein, will be true and correct on the Closing Date.

        (a) Organization. GSI and Logix are corporations duly organized, validly existing and in good standing under the laws of the State of Nevada, and have all requisite power and authority to own its properties and carry on its business as now being conducted.

        (b) Power and Authority. Seller has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized in accordance with the Articles and any requisite approvals of shareholders and directors have been obtained. This Agreement has been duly and validly executed and delivered by Seller and is a valid and binding agreement of Seller, enforceable against it in accordance with its terms.

        (c) Title of Assets. Seller is the owner, beneficially and of record, of all the Assets free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges, and restrictions, except as set forth on Schedule 5(c). Seller has full power to transfer the Assets, including all licenses to Buyer without obtaining the consent or approval of any other Person or Governmental Authority (but excluding any licenses or permits required by the Gaming Authorities to be transferred according to their applicable statutes or regulations).

        (d) Assignability/Transfer of Assets. All Assets identified in Exhibit A are assignable or may otherwise be transferred to Buyer, and all such Assets shall effectively be assigned or otherwise transferred in accordance with the terms and conditions of this Agreement and the corresponding Assignments.
Schedule 5(d) is an inventory of the Company's fixed assets which inventory was conducted as of June 30, 2001. In the event any of the inventory items are removed from the space covered by the Lease of Premises or the leased storage space prior to the Closing Date then the Purchase Price shall be decreased by the replacement value of the missing items.

        (e) Liabilities. The MIS -- USA column in Exhibit A to this Agreement contains a complete and accurate schedule of the liabilities and obligations of the Company to be assumed by the Buyer. The Company does not have any debts, liabilities, or obligations of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that are not set forth in Exhibit A or on Schedule 5(r).

        (f)    Compliance.

               (i) The Company has been and is in compliance with all material applicable laws and regulations of federal, state and local governmental authorities and Gaming Authorities applicable to the conduct of its business and there are no violations of any such laws and regulations. The Company has not received any written claim, demand, notice, complaint, court order or administrative order from any governmental authority, asserting that a license of it under any gaming laws should be revoked or suspended or that any such party was not or is not in full compliance with such license;

               (ii) The Company is and has been, in full compliance with all of the terms and requirements of each award, decision, injunction, judgment, order, ruling, subpoena, or verdict (each, an "Order") entered, issued, made, or rendered by any court, administrative agency, Gaming Authority or other governmental entity, officer or authority or by any arbitrator to which it is or has been subject, and no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Company is subject, except where such non-compliance, violation or failure to comply would not have a material adverse effect on the financial performance of the Business;

               (iii) To the best of Seller's knowledge, no complaints, disputes, orders to show cause or disciplinary actions related to the Company's gaming operations have been instituted against the Company by any Gaming Authorities or Governmental Authority.

        (g) Consents and Approvals; No Violation. Seller and Company have the right, power, legal capacity, and authority to enter into and perform their respective obligations under this Agreement; and no approvals or consents of any persons other than Seller and Company are necessary in connection with it. The execution and delivery of this Agreement and related documents do not, and the consummation of the transactions contemplated hereby and the performance by Seller and Company of their obligations thereunder will not:

               (i) conflict with or violate any provisions of the Seller's or Company's Articles or Bylaws;

               (ii) require any consent, approval, order, authorization or permit of, or registration, filing or notification to, any governmental or regulatory authority or agency, except for the approval of gaming authorities;

               (iii) result in any conflict with or violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of cancellation, cancellation or acceleration or guaranteed payments under or to a loss of a material benefit under, any of the terms, conditions or provisions of any guarantee, note, bond, indenture, lease, mortgage, license, franchise, agreement or other instrument or obligation to which Seller or Company is a party or by which Seller or Company may be bound, except for such conflicts, violations, breaches, defaults, or rights of cancellation, cancellation or acceleration, or losses as to which requisite and valid waivers or consents have been obtained or will be obtained prior to the Closing Date;

               (iv) violate the provisions of any Order, decree, statute, rule or regulation applicable to Seller or the Company; or (v) result in the creation of any lien, charge or encumbrance upon the Business under any agreement or instrument to which Seller is a party or by which Seller is bound.

        (h) Absence of Undisclosed or Contingent Liabilities. The Company does not have any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) in connection with the Business except as set forth in Exhibit A or Schedule 5(r) or that are current liabilities incurred in the ordinary course of business consistent with the past practice and prior to the Closing Date and which are neither material in amount nor inconsistent with any of the representations or warranties made herein.

        (i) Tax Matters. For the purposes hereof, the term "Taxes" means all taxes, charges, fees, levies or other assessments, including without limitation, all gaming taxes, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, workmen's compensation, social security, unemployment, excise, estimated, severance, stamp, occupation, real or personal or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon the Business. All tax returns that are required to be filed by the Company have been or will be duly filed with all federal, state and local tax authorities. All Taxes due from or required to be remitted by the Company with respect to the Business for the taxable periods ending on or prior to, and the portion of any interim period up to, the Closing Date have been fully and timely paid or, , have been adequately provided for in the financial statements of the Company, and there are no levies, liens, or other encumbrances relating to Taxes existing, or to the knowledge of Seller, threatened or pending with respect to the Business or the Company. There are no present disputes about Taxes between Company and any governmental body (including but not limited to the Internal Revenue Service, the Nevada State Department of Taxation, and the Nevada Gaming Commission) or any third party, including but not limited to customers or suppliers. The Company has never filed, and will not file on or before the Closing Date, any consent under Internal Revenue Code section 341(f).

        (j) Personnel Agreements. Schedule 5(j) is a list of all the Company's employment contracts. The Company does not have an oral contract with any employee. The Company is not in violation of or in default under any employment contract, and there is no pending or threatened litigation involving any current employee or employment matter.

        (k)    Employee Benefit Plans.

               (i) The Company is the only entity or person that has employed personnel in the Business since its inception. Except as provided in writing to Buyer and as listed on Schedule 5(k)(i), with respect to all employees and former employees of the Company and all dependents and beneficiaries of such employees and former employees, (A) the Company does not maintain or contribute to any non-qualified deferred compensation or retirement plans, contracts or arrangements, (B) the Company does not contribute to any qualified defined contribution plans as defined in Section 3(34) of ERISA or Section 414(i) of the Code (hereinafter defined), (C) the Company does not maintain or contribute to any qualified defined benefit plans as defined in Section 3(35) of ERISA or
               Section 414(j) of the Code, and (D) the Company does not maintain or contribute to any employee welfare benefit plans as defined in
               Section 3(1) of ERISA.

               (ii) To the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), each employee benefit plan as defined in Section 3(3) of ERISA which the Company does maintain or to which it does contribute (collectively, the "Plans") has been administered in compliance with its terms and Company believes complies, both in form and operation, with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and other applicable laws. With respect to the Plans, (A) all required contributions which are due have been made and a proper accrual has been made in the Company's financial statements for all contributions which were due but not paid in previous fiscal years or are due in the current fiscal year, (B) there are no actions, suits or claims pending, other than routine uncontested claims for benefits, and
               (C) there have been no prohibited transactions as defined in
               Section 406 of ERISA or Section 4975 of the Code.

               (iii) The Company does not contribute (and has not ever contributed) to any multi-employer plan, as defined in Section 3(37) of ERISA. The Company has no actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan. The Company has no actual or potential liability for death or medical benefits after separation from employment, other than (A) death benefits under the employee benefit plans or programs (whether or not subject to ERISA) that will be set forth in writing to Buyer, and (B) health care continuation benefits described in Section 4980B of the Code.

               (iv) Each Plan maintained by the Company which is intended to be a qualified plan within the meaning of Section 401 of the Code has been determined by the Internal Revenue Service to be so qualified, and Seller is not aware of any fact or circumstance which would adversely affect the qualified status of any such Plan. No Plan maintained by the Company has been subject to a "reportable event" (as defined in Section 4043 of ERISA) or any event requiring disclosure under Section 4062(e) or 4063(a) of ERISA. No employee benefit plan is subject to the minimum funding requirements of Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code.

               (v) All reports and information required to be filed with the Department of Labor, Internal Revenue Service, and Pension Benefit Guaranty Corporation or with plan participants and their beneficiaries with respect to each Plan have been filed, and all annual reports (including Form 5500 series) of such Plan were certified without qualification by each Plan's accountants and actuaries to the extent, and in the manner, required under ERISA.

               (vi) There has been no violation of the "continuation coverage requirements" of former Section 162(k) of the Code (as in effect for tax years beginning on or before December 31, 1988), of
               Section 4980B of the Code (as in effect for tax years beginning on and after January 1, 1989) and of Part 6 of Subtitle B of Title I of ERISA with respect to any welfare Plan to which such continuation coverage requirements apply.

               (vii) Other than such continuation of benefit coverage under group health plans as is required by applicable law (as described in (vi) above), the Company does not maintain retiree life or retiree health plans providing for continuing coverage for any employee or any beneficiary of an employee after the employees' cancellation of employment.

               (viii) The Company did not formerly maintain or contribute to any Plan which has been terminated

        (l) Employee Health and Safety. The Company has not violated in any material respect and has no material liability, and has not received a notice or charge asserting any violation of or liability under, OSHA or, to the best of the Seller's knowledge, any other federal or state acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety.

        (m) Title to Assets. The Company has good and marketable title to all the Assets and interest in the Assets. All the Assets are free and clear of restrictions on or conditions to transfer or assignment and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for those which are expressly set forth in Schedule 5(c). The Company is not in default or in arrears in any material respect under any lease. All real property and tangible personal property of the Company is in good operating condition and repair, ordinary wear and tear excepted. The Company is in possession of all premises leased to them from others. Neither Seller; nor any officer, director, or employee of the Company; nor any spouse, child or other relative of any of these persons, owns, or has any interest, directly or indirectly, in any of the Assets, including but not limited to real or personal property owned by or leased to the Company or any Intellectual Property identified herein.

        (n) Leases True and Correct. The copy of the Lease of Premises, attached hereto as Exhibit B, delivered to Buyer prior to the Closing Date is true, correct and complete. The Lease is in full force and effect, without default by any party and without any claim made for the right of setoff, except as specifically disclosed to Buyer in writing at the time of such delivery. The Lease constitutes the entire agreement between the Company and the other party to the Lease, have not been amended, modified or supplemented, except for such amendments, modifications and supplements disclosed and delivered to Buyer prior to the Closing Date, and Seller has no other interest as lessee or lessor under any other building lease used in connection with the operation of the Business.

        (o) Assumed Equipment Leases and Contracts True and Correct. True, complete and correct copies of the assumed equipment leases and contracts, including all existing customer contracts, listed on Schedule 5(o) will be delivered to Buyer prior to execution hereof. The assumed equipment leases and contracts are in full force and effect, without default by any party and without any claims made for the right of setoff, except as specifically disclosed to Buyer in writing at the time of their delivery. The assumed equipment leases and contracts constitute the entire agreements with such contractors relating to the Business, have not been amended, modified or supplemented, except for such amendments, modifications and supplements disclosed and delivered to Buyer prior to the Closing Date, and there are no other agreements with any third parties. The Company has performed in all material respects all obligations required to be performed by it under each such assumed equipment lease and contract and no condition exists or event has occurred which with notice or lapse of time would constitute a default or a basis for delay, non-performance, cancellation, modification or acceleration or maturity or performance by either Seller or by any other party thereto. Other than as contemplated herein, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company or the Seller under current or completed agreements, contracts or commitments which constitute the assumed equipment leases and contracts. All assumed equipment leases and contracts have been entered into in the ordinary course of business and have been entered into without the commission of any act or any consideration having been paid or promised that is or would be in violation of any applicable federal, state or local statutes, ordinances, rules, regulations, permits, licenses or other authorizations. All necessary consents to the assignment of the equipment leases and contracts listed on Schedule 5(o) have been obtained, or are not permitted or required.

        (p) Gaming Authority Permits and Licenses. Schedule 5(p) is a true and accurate list of all licenses, certificates, franchises, and rights issued by Gaming Authorities to the Company on or before the Closing Date. The Company is not and has not operated in any jurisdiction without first obtaining all necessary gaming licenses and permits.

        (q) No Construction Contracts. As of the Closing Date, there will be no outstanding contracts made by Seller or the Company for the construction or repair of any improvements to the space covered by the Lease of Premises or the building containing such space which have not been fully paid for and the Company shall cause to be discharged all mechanics' or materialmen's liens filed for work performed at the direction of the Company arising from any labor or materials furnished to the space covered by the Lease of Premises or the corresponding building prior to the Closing Date.

        (r) Legal Proceedings. Except as set forth in Schedule 5(r), there are no, and during the last three years there have not been any, claims, actions, suits, proceedings (arbitration or otherwise) or, to the knowledge of Seller, after due inquiry, investigations involving or affecting the Company or the Assets or Liabilities. To the knowledge of Seller after due inquiry, except as described in Schedule 5(r), no such claim, action, suit, proceeding or investigation is presently threatened or contemplated. There are no unsatisfied judgments, penalties or awards against or affecting either the Company or the Assets or the Liabilities. Except as disclosed in Schedule 5(r), there is no Order or other decision entered, issued, made or rendered by any court, arbitrator, government or governmental agency or instrumentality to which the Company or the Assets is subject. To the knowledge of the Seller, no officer, director, trustee or employee of the Company is subject to any Order that prohibits such officer, director, trustee or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

        (s) No Merger. None of the representations or warranties made in this Agreement shall merge into any instrument or conveyance delivered at Closing, and all such representations and warranties shall survive the Closing Date for the period described in Section 14 hereof.

        (t) Customer Database. Exhibit C to this Agreement is a correct and current list of all customers of the Company. The Company has no information or knowledge indicating that any of these customers intend to cease doing business with the Company or that they may materially alter the amount of business they are contractually bound to do with the Company. To Seller's best knowledge, neither the Seller nor any employee, representative, affiliate, agent, officer or director of the Company has delivered, and neither the Seller nor the Company shall knowingly permit any employee, representative, agent, officer or director of the Company to (i) deliver the Company's customer database file or records to a third party (other than mailing houses to process such information on behalf of the Company) or (ii) allow a third party access to the Company's customer database files and records. The Company's customer database files and records are updated and maintained by the Company regularly and shall be updated and maintained by the Company through the Closing Date in accordance with past practice.

        (u) Intellectual Property. Attached as Schedule 5(u) to this Agreement is a list of all Intellectual Property, tradenames, trademarks, copyrights and their registrations (collectively "Intellectual Property "), owned by the Company or in which the Company has any right, license, or for which the Company has made application. To the best of Seller's knowledge, (a) all Intellectual Property purported to be owned by the Company is in fact owned and lawfully used by the Company and no other party has rights or potential rights to such Intellectual Property; and (b) the Company has not infringed, and by their use of the Intellectual Property , is not infringing on any United States or state trade name, trademark or copyright belonging to any other person, firm or corporation and, to the best of Seller' knowledge, the use of the Intellectual Property by Buyer will not conflict with, infringe on or otherwise violate the rights of others. To the best of Seller's knowledge, Seller and the Company have the right to sell and assign to Buyer all such Intellectual Property.

        (v) Insurance Policies. Schedule 5(v) to this Agreement is a listing of all insurance policies held by the Company concerning the Business. All these policies are in the respective principal amounts set forth in Schedule 5(v). The Company has maintained and now maintains (i) insurance on the Assets of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities, claims, and risks against which it is a customary to insure. The Company is not in default with respect to payment of premiums on any such policy. No claim is pending under any such policy. All such insurance policies are, at Buyer's option, assignable in accordance with this Agreement.

        (w) Other Contracts. The Company is not a party nor is its property bound by, any distributor's or manufacturer's representative or agency agreement; any output or requirements agreement; any agreement not entered into in the ordinary course of business; any indenture, mortgage, deed of trust, or lease; or any agreement that is unusual in nature, duration or amount (including any agreement requiring the performance of the Company more than one year from closing date or calling for consideration of more than $5,000.00;

except the agreements listed in Schedule 5(w) , copies of which have been furnished or made available to Buyer. There is no default or event that, with notice, lapse of time, or both, would constitute a default by any party to any of these agreements or to exercise or not exercise any options under any of these agreements. The Company is not a party to and its property is not bound by any agreement that is materially adverse to the Business, properties, or financial condition of the Company.

        (x) Material Misstatements or Omissions. Neither this Agreement nor any other document, certificate or statement furnished to Buyer by or on behalf of Seller in connection with this Agreement contains any untrue statement of a material fact, or omits any material fact necessary to make the statements contained herein or therein not misleading in light of the context in which they were made.

        (y) Real Property. The Company owns no real property and the purchase of the Assets in accordance with this Agreement will not, directly or indirectly, subject Buyer to any environmental hazard claims, demands or disputes.

        (z) Permits Required by Governmental Authorities Other Than Gaming Authorities. The Company holds all licenses, certificates, permits, franchises, rights, code approvals and private product approvals (collectively, "Permits"), which are necessary for the lawful operation of the business of the Company, excluding any such licenses or Permits required by the Gaming Authorities, which is covered in Section 5(p) above.

        (aa) Accuracy of Statements. Neither this Agreement nor any schedule, exhibit, schedule, addenda, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of the Company to Buyer or any representative or Affiliate of Buyer in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

        (bb) Continued Accuracy. Seller shall use all reasonable efforts to cause its representations and warranties set forth in this Section 4 to be true and correct on and as of the Closing Date.

6.      REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER.

        Buyer represents, warrants and covenants to Seller as of the date of the execution and delivery of this Agreement, as follows. All representations and warranties are true and correct as of the date hereof and, except as otherwise expressly provided herein, will be true and correct as of the Closing Date.

        (a) Good Standing; Binding Documents. Monaco Informatiques Systemes, S.A.M. is a corporation duly organized, validly existing and in good standing under the laws of Monaco and is authorized to conduct business in the State of Nevada, and is not insolvent. Monaco Informatiques Systems - USA, Inc.,is a Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. This Agreement has been, and all the documents to be delivered by Buyer to Seller at the Closing will be, duly authorized, executed and delivered by the signatories hereto, and in the case of the documents to be delivered will be, legal and binding obligations of the signatories thereto enforceable in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting rights of contracting parties generally), and do not, and in the case of the documents to be delivered will not, violate any provisions of any agreement to which Buyer is a party or to which it is subject. There are no pending, or to Buyer's knowledge, threatened legal proceedings or actions against Buyer that could impair Buyer's ability to perform its duties and obligations under this Agreement or any agreement to be entered into or delivered by Buyer in connection with this Agreement.

        (b) Notification of Change. Buyer shall promptly notify Seller of any event or circumstance which makes any representation or warranty of Buyer to Seller under this Agreement materially untrue or misleading or any covenant of Buyer under this Agreement incapable of being performed.

        (c) Material Misstatements or Omissions. Neither this Agreement nor any other document, certificate or statement furnished to Seller by or on behalf of Buyer in connection with this Agreement contains any untrue statement of a material fact, or omits any material fact necessary to make the statements contained herein or therein not misleading in light of the context in which they were made.

        (d) Noncontravention. The execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby will not violate or conflict with, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under (a) the charter documents of the Buyer or (b) any law, regulation, order, judgment, or decree applicable to the Buyer.

        (e) No Governmental Consent or Approval Required. No authorization, consent, permit, approval or other order of, declaration to, or registration, qualification, designation or filing with, any Governmental Authority or any other Person is required: (i) for or in connection with the execution, delivery and performance of this Agreement by the Buyer regarding any actions required by Buyer up to and including the Closing and , (ii) save and except for those Gaming Authorities set forth in Schedule 2.5(b) for or in connection with the performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby after Closing, other than any consents, the failure to obtain would not prohibit the consummation of any of the transactions contemplated hereby.

        (f) Financial Capability. The Buyer has, or has access to, sufficient funds to make the payment of the Purchase Price on the terms and conditions contemplated by this Agreement.

        (g) Continued Accuracy. Buyer shall use all reasonable efforts to cause its representations and warranties set forth in this Section 6 to be true and correct on and as of the Closing Date.

7.      CONDITIONS PRECEDENT TO CLOSING.

        (a) Buyer's Conditions Precedent. The following shall be conditions precedent to Buyer's obligation to consummate the purchase and sale transaction contemplated herein (the "Buyer's Conditions Precedent"):

               (i) All representations and warranties of Seller and the Company in Section 5 shall be true and correct as of the Closing Date as if made on that date and all agreements, covenants and obligations of Seller and the Company under this Agreement to be performed or complied with on or before the Closing Date shall have been performed or complied with and Seller and the Company shall have executed and delivered to Buyer a certificate to that effect in the form attached as Exhibit J hereto ("Seller's Certificate");

               (ii) No material breach or default by either Seller or Company shall have occurred hereunder that has not been cured to Buyer's reasonable satisfaction. Buyer shall provide Seller with written notice of any material breach or default by Seller or Company promptly upon Buyer's discovering that such breach or default exists;

               (iii) Seller shall have executed and delivered to Buyer at the Closing the documents which they are required to so execute and deliver pursuant to Section 9;

               (iv) Buyer shall have received the legal opinion of the Law Office of David M. Griffith with a supplemental opinion from a Nevada law firm on matters of Nevada law in the form attached hereto as Exhibit H;

               (v) The Closing shall not directly or indirectly (with or without notice or lapse of time), violate, contravene, materially conflict with or result in a violation of any law and shall not violate any order or decree of any court or governmental body of competent jurisdiction, and no suit, action, proceeding or investigation shall have been brought or threatened by any Person (other than Buyer or an affiliate of Buyer) which questions the validity or legality of this Agreement or the transactions contemplated hereby;

               (vi) The respective parties shall have entered into the Covenant Not to Compete in the form attached hereto as Exhibit D;

               (vii) Roy Student, Joseph Wilcox and all other key employees as listed on Schedule 7(a)(vii) shall have entered into the employment agreements in the form attached hereto as Exhibits Q, R and U;

               (viii) The Company shall preserve its Business intact; the
                      Company shall keep available to the Company its present officers and employees; and shall preserve its present relationships with suppliers, customers, and others having business relationships with the Company;

               (ix) The Company shall have paid all required state unemployment taxes through the date of Closing;

               (x) The Company shall maintain all its licenses until the licensing of the Successor Entity in the jurisdictions listed on Schedule 2.5(b);

               (xi) Seller shall execute a cancellation letter in the form set forth in Exhibit S and cause such cancellation letter to be executed by ABF such that ABF thereby releases the Company and the Assets as security under its agreement with Logix and agrees to take any further action and sign any further document reasonably necessary to release any and all claims against the Assets; and

               (xii) The parties shall have entered into the Distribution Agreement provided for in Exhibit T.

        To the extent allowed by law, each of Buyer's Conditions Precedent may be waived in whole or in part by Buyer by written notice to Seller and at Closing, all Buyer's Conditions Precedent set forth herein shall either be satisfied or so waived except as otherwise provided in this Agreement. Seller shall use all reasonable efforts to ensure that Buyer's Conditions Precedent are satisfied prior to the Closing Date contemplated hereunder.

        (b) Seller's Conditions Precedent. The following shall be conditions precedent to Seller's obligation to consummate the purchase and sale transaction contemplated herein (the "Seller's Conditions Precedent"):

               Buyer shall have delivered into escrow for release to the Seller the amount of One Million Dollars ($1,000,000) upon execution of this Agreement and shall have also placed the Purchase Deposit into escrow;

               (ii) All representations and warranties of Buyer in Section 6 shall be true and correct as of the Closing Date and all agreements, covenants and obligations of Buyer under this Agreement to be performed or complied with on or before the Closing Date shall have been performed or complied with and Buyer shall have executed and delivered to Seller a certificate to such effect in the form attached at Exhibit K hereto ("Buyer's Certificate"); No material breach or default by Buyer shall have occurred hereunder that has not been cured to Seller' reasonable satisfaction. Seller shall provide Buyer with written notice of any material breach or default by Buyer promptly upon Seller' discovering that such breach or default exists;

               (iii) The Closing shall not directly or indirectly (with or without notice or lapse of time), violate, contravene, materially conflict with or result in a violation of any law and shall not violate any order or decree of any court or governmental body of competent jurisdiction, and no suit, action, proceeding or investigation shall have been brought or threatened by any Person (other than Seller or an affiliate of Seller) which questions the validity or legality of this Agreement or the transactions contemplated hereby;

               (iv) Buyer shall have executed and delivered to Seller at the Closing the documents which it is required to so execute and deliver pursuant to Section 10;

               (v) Seller shall have received the legal opinion of Bible, Hoy and Trachok in the form attached hereto as Exhibit I; and

        To the extent allowed by law, each of Seller's Conditions Precedent may be waived in whole or in part by Seller by written notice to Buyer and at Closing, all Seller's Conditions Precedent set forth herein shall either be satisfied or so waived, except as otherwise provided in this Agreement. Buyer shall use all reasonable efforts to ensure that such Seller's Conditions Precedent are satisfied prior to the Closing Date contemplated hereunder.

8.      COVENANTS OF SELLER

        Seller hereby covenants to Buyer, as follows:

               (a) Prior to the Closing, the Company shall not execute any new material leases, nor terminate, renew, amend or modify any existing lease without Buyer's prior written consent. Buyer's consent to any such matter shall be deemed given by Buyer if Buyer fails to respond to Seller' written request for such consent within ten (10) business days after Buyer's receipt thereof.

               (b) Company shall not do, or agree to do, any of the following: (1) pay any obligation or liability, fixed or contingent, other than current liabilities in the course of ordinary business; (2) waive or compromise any right or claim; (3) cancel, without full payment, any note, loan, or other obligation owing to the Company; or
        (4) make any payment on a long term liability or affiliate trade payable as listed in Exhibit 2.3, Anne Howington's outstanding salary and expenses, or pay the Kootenai refund using the Company's funds or using any receivable received by the Company between June 21, 2001 and the Closing Date.

               (c) At all times prior to the Closing, Seller and Company shall operate, and manage the Business in a manner consistent with the Seller's and Company's past practices and the provisions of this Agreement, shall maintain present services, and shall perform in all material respects when due all of Seller's obligations under any contracts and otherwise in accordance in all material respects with applicable permits, licenses and laws, ordinances, rules and regulations affecting the Business.

               (d) After the date hereof and prior to the Closing, no part of the Assets or the space covered by the Lease of Premises or storage space, or any interest therein, will be liened or encumbered.

               (e) Seller shall not take any action, fail to take any action or permit to occur any event which would breach any of its covenants contained herein or cause any of their representations or warranties to be untrue if made immediately after such event or which would have been required (or result in any situation which would be required) to be disclosed hereunder had such action or inaction been taken or failed to have occurred or had such event occurred prior to the date hereof. Seller shall notify Buyer of any material change in any condition with respect to the Business, or of any event or circumstance which makes any representation or warranty of Seller under this Agreement untrue or misleading, or any covenant of Seller under this Agreement incapable or less likely of being performed promptly after Seller becomes aware thereof.

               (f) On the Closing Date, Seller shall deliver possession of the Assets to Buyer, free of any claims or liens, except as noted in this Agreement.

               (g) There will not be any material change in the compensation and benefits of any personnel employed in the Business except for changes in the ordinary course of business consistent with past practice.

               (h) From and after the date of this Agreement and until the Closing Date, neither Seller nor other agents retained by or acting on behalf of it shall, directly or indirectly, solicit, initiate or encourage, or enter into any agreement with, or hold discussions with, any corporation, partnership, person or other entity or group (other than Buyer) seeking to make a proposal regarding a sale or purchase of the equity interests of Seller in the Company or a merger, consolidation, sale, business combination, strategic alliance or purchase of assets or other similar transaction involving the Company.

9.      SELLERS'S CLOSING DOCUMENTS.

        On the Closing Date, Seller shall deliver or cause to be delivered to Buyer the following:

               (a)    The Assets.

               (b) The Joint Closing Instructions in the form attached as Exhibit E.

               (c) The opinion of Law Office of David M. Griffith, with supplemental opinion of Nevada counsel on matters of Nevada law in the form attached as Exhibit H.

               (d) An executed copy of the Non-Competition Agreement in the form attached hereto as Exhibit D, and the Employment Agreements for Roy Student, Joseph Wilcox and other key employees in the forms attached as Exhibits Q, R and U.

               (e) A Seller's Certificate executed by Seller in the form attached as Exhibit J.

               (f) Certified copies of the corporate resolutions of the Seller's Board of Directors authorizing the execution and delivery of this Agreement and consummation of the transactions contemplated hereunder in the form attached hereto as Exhibit "W".

               (g)    Distribution Agreement between Buyer and the Company.

               (h) Any other documents, instruments or agreements reasonably necessary to close the transaction as contemplated by this Agreement.

               (i) The Assignments, properly signed and executed, effectively transferring to Buyer all rights, title and interest in the Assets. In the event the right, title and interest in all Assets subject of this agreement are not effectively transferred at closing by virtue of the then existing Assignments, Seller shall take any and all action and sign any and all documents required to effectively transfer all such right, title and interest in the Assets to Buyer.

10.     BUYER'S CLOSING DOCUMENTS.

        On or before Closing, Buyer shall deliver to Seller:

               (a)    The opinion of Bible Hoy & Trachok in the form attached as
        Exhibit I.

               (b) A Buyer's Certificate executed by Buyer in the form attached as Exhibit K.

               (c) The Joint Closing Instructions in the form attached as Exhibit F.

               (d) Any other documents, instruments or agreements reasonably necessary to close the transaction as contemplated by this Agreement.

               (e) Certified copies of the corporate resolutions of the Buyer's Board of Directors authorizing the execution and delivery of this Agreement and consummation of the transactions contemplated hereunder in the form attached hereto as Exhibit (X)

               (f)    Distribution Agreement between Buyer and the Company.

11.     CONFIDENTIALITY.

        Prior to the Closing, neither Buyer nor Seller will (and each will direct its representatives not to) make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding the Transaction or any of the conditions, or other aspects of the Transaction without the express written consent of the other; provided, however, that Buyer and Seller may discuss with and provide information regarding the Transaction to Buyer's and Seller's respective lenders, attorneys, accountants, advisors and other representatives (provided Buyer or Seller, as the case may be, concurrently informs all of such persons and entities of the confidential nature of such information). Further, Buyer shall have the right to contact and provide information regarding the Transaction to the Gaming Authorities and any other governmental or regulatory authority. If either Buyer or Seller are required by law to make any disclosures which would otherwise be disallowed by this Section 10, the party intending to make such disclosure must first provide to the other party for review and approval (which shall not be unreasonably withheld or delayed) the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

        The obligations set forth in this Section 11 shall survive the Closing Date or any termination or cancellation of this Agreement.

12.     CLOSING; CLOSING DATE.

        Subject to the satisfaction of all terms and conditions set forth in this Agreement, and unless extended pursuant to Section 13 below, the closing of the sale and purchase herein contemplated (the "Closing") shall occur on the Closing Date defined in Section 1.8 above, at the offices of the Company in Las Vegas, Nevada, or such other location(s) as the parties mutually agree.

13.     CANCELLATION AND EXTENSIONS.

               (a) Grounds for Cancellation . This Agreement may be canceled by Buyer if within one hundred and twenty (120) days after Closing the licensing of the Successor Entity has not occurred in the and/or prior to the Licensure Date as set forth in paragraph 2.5(b) above.

               (b) Effect of Cancellation. Upon cancellation the parties agree to undertake the actions required by Section 16(f) herein.

               (c) Extension of Closing Date. The parties may extend the Closing Date by their written mutual agreement.

14.     INDEMNIFICATION.

        (a) Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties included or provided for herein shall survive the Closing until twelve (12) months after the Closing, except for matters as to which a claim of breach is specifically noticed in writing prior to such time as provided below which shall survive until resolved as provided in this Section 14, claims for which may be filed within the applicable statute of limitations.

            (b) Indemnification. For a period commencing on the Closing and ending, as the case may be, upon the expiration of the applicable period specified in Section 14(a), Seller, on the one hand, or the Buyer, on the other hand (the "Indemnifying Party"), shall, subject to the limitations set forth in this Section 14 hereof, indemnify respectively the Buyer and each of its Affiliates, officers, directors, employees and agents, on the one hand, or Seller and each of its Affiliates and their respective officers, directors, employees and agents, on the other hand, as the case may be (each of such persons and entities, an "Indemnified Party"), against and in respect of all actions, claims, causes of action, demands, losses, fees, costs and expenses ("Losses") sustained or incurred arising out of any breaches of the Indemnifying Party's representations and warranties set forth in this Agreement as of the Closing.

        (c) Method of Asserting Claims. All claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this
Section 14(c). Any Indemnified Party seeking indemnity pursuant to Section 14(c) shall notify the Indemnifying Party promptly, but in no event later than the 20th day after receipt by the Indemnified Party of a claim or demand in the case of a third party claim (a "Third Party Claim"), of such claim or demand and the amount or the estimated amount thereof to the extent then feasible, and in the event that an Indemnified Party shall assert a claim for indemnity under this
Section 14 regarding a Third Party Claim, the Indemnified Party shall promptly, but in no event later than the 20th day after the discovery of the facts or circumstances giving rise thereto, notify the Indemnifying Party of any claim, suit, proceeding or liability to which such indemnification may apply; provided, however, that any failure to provide such notice shall not constitute a waiver of the Indemnifying Party's indemnity obligations hereunder except to the extent the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party shall have 30 days from the personal delivery or mailing of such notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (ii) whether or not it desires to defend the Indemnified Party against such claim or demand. With respect to a Third Party Claim, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party at the Indemnifying Party's sole cost and expense and with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party's right to assume the defense is exercised, the Indemnifying Party shall be deemed to have waived all rights to contest its liability to the Indemnified Party in respect of such Third Party Claim. The Indemnifying Party shall not settle or compromise any Third Party Claim that it elects to defend without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the right to assume and control the defense is exercised, the Indemnified Party shall have the right to participate in, but not control, such defense at its own expense and the Indemnifying Party's indemnity obligations shall be deemed not to include attorneys' fees and litigation expenses incurred in such participation by the Indemnified Party after the assumption of the defense by the Indemnifying Party. If the Indemnifying Party does not dispute liability under this Section 14 but has not elected to assume the defense of a Third Party Claim, the Indemnified Party may defend and settle the claim for the account and cost of the Indemnifying Party; provided, that the Indemnified Party will not settle the Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party will promptly pay, or reimburse the Indemnified Party for payment of, costs and expenses (including reasonable fees and expenses of counsel) incurred in the defense thereof. The Indemnified Party shall cooperate with the Indemnifying Party and, subject to obtaining proper assurances of confidentiality and privilege, shall make available to the Indemnifying Party all pertinent information under the control of the Indemnified Party. In the event the Indemnifying Party disputes liability under this Section, the dispute shall be litigated or, if mutually agreeable to the parties, settled. In the event that the Indemnified Party seeks recovery directly against the Indemnifying Party for Losses under this Section 14 (e.g. a claim other than a Third Party Claim), the Indemnifying Party shall accept or deny liability in writing within the Notice Period. If the Indemnifying Party accepts liability, it shall satisfy the claim in full within thirty (30) days from the date it accepts liability. If the Indemnifying Party denies liability, the dispute shall be litigated, or, if mutually agreeable to the parties, settled. Notwithstanding any provision herein, if the Indemnified Party seeks recovery directly against the Indemnifying Party under this Section 14, and gives timely notice to the Indemnifying Party as required by this Section 14, the Indemnified Party may commence suit at any time within the applicable statute of limitations period. All notices under this section 14 shall be in writing.

        (d) Exclusive Remedy. Each of Seller and the Buyer agrees that, to the fullest extent permitted under applicable law, from and after the Closing, its sole and exclusive remedy with respect to any and all claims against the other party regarding false or misleading warranties and/or representations contained in this Agreement shall be pursuant to this Section 14. In furtherance of the foregoing, each of Seller and the Buyer hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against the other party relating to false or misleading warranties and representations contained in this Agreement. This Section 14 does not apply to claims or remedies regarding subject matter other than false or misleading warranties and/or representations, said other claims to be governed by applicable law and remedies.

        (e) Insurance Proceeds. In determining the amount of any Loss for which any party is entitled to indemnification under this Section 14, the gross amount thereof will be reduced by any insurance proceeds realized by such party from third party insurers. In addition, Seller shall be entitled to set-off an indemnification amount owing from Seller to Buyer against any remaining amount of the Purchase Price owing from Buyer to Seller, and Seller shall not be obligated to indemnify Buyer under this Section 14 at any time if any portion of the Purchase Price is due and unpaid, until Buyer shall pay the amount owing.

             (f) Deductible; Maximum Liability. No claim for indemnification shall be brought under this Section 14 against the Seller unless and until the aggregate amount of all claims for indemnification under this Section 14 against the Seller exceeds $250,000, and then only for that portion of the aggregate amount of all such claims which exceeds $250,000. To the fullest extent permissible under the law, the indemnification obligations of either party under this Section 14 shall be limited to a maximum aggregate liability of $250,000.

15.     NO SHOP.

        Between the date of this Agreement and the earlier of (i) the Closing Date or (ii) the cancellation of this Agreement, each of the Seller, its respective officers, directors, employees and agents shall not, directly or indirectly, in any way solicit, initiate contact with, or enter into or conduct any discussions or negotiations, or enter into any agreements, whether written or oral, with any other firm, entity or individual, with respect to the sale of the stock or assets of the Company or any or the merger or other business combination of the Company with any other entity. The Seller, each of its respective officers, directors, employees and agents, shall, if it or he is the recipient of such an offer, immediately notify Buyer of such event and the details of such offer. Any provision of this Agreement to the contrary notwithstanding, the parties hereto acknowledge that the Seller, and each of its respective officers and directors is bound by its fiduciary obligations and that they each must act in accordance with those obligations.

16.     POST-CLOSING COVENANTS AND SUCCESSOR ENTITY OPERATIONS.

        Buyer and Seller agree to take the following actions after the Closing:

        a. Agreement to Change Corporate Names/Use of Company Intellectual Property by MAI or its Affiliates. Within five (5) calendar days after closing, MAI agrees to either change the name of its wholly-owned subsidiary, Gaming Systems International, to a different name, or to cause a dissolution of this entity. From and after the Closing, neither Seller nor any of its Affiliates will directly or indirectly use in any manner the Company's Intellectual Property, or its trade name, trademark, service mark or logo of the Company or any word or logo that is similar in sound or appearance.

        b. Cooperation in Securing Government Gaming Licenses. Buyer and Seller shall cooperate in the process of applying for and securing the transfer of the Company's gaming services licenses for the jurisdictions set forth on
Schedule 5(p). Buyer shall provide Seller with monthly status reports regarding the licensing process with the various jurisdictions. The Company shall maintain all its licenses until the licensing of the Successor Entity in the jurisdictions listed on Schedule 2.5(b)

        c. Assignment of Accounts Receivable Collections Matters. Any accounts receivable item which Buyer notifies Seller that it has not achieved collection of within the proscribed eighteen (18) month period, and for which Buyer therefore claims an offset pursuant to Section 2.6 herein, shall be assigned to Seller.

        d. Cooperation Regarding Employee and Other Disputes. Buyer and Seller agree to cooperate in resolution of the Employee and Other Disputes. Buyer agrees to notify Seller within five (5) business days of the receipt of any claim that it believes arose during the period prior to Closing, and will provide on-going status reports to Seller no more frequently than monthly regarding efforts to resolve any outstanding employee or other disputes. Seller must approve any settlement offer(s) for any dispute prior to finalization with the third party.

        e. Conduct of Successor Entity Operations in Ordinary Course of Business During the Interim Period. Buyer covenants to operate the Business from the Closing Date hereof pursuant to this Section 16(e) until either (i) the payment provided for in Section 2.5(b) is made to Seller, or (ii) Buyer has cancelled the Agreement in accordance with Section 13 herein (the "Interim Period). Buyer agrees that during the Interim Period it shall cause the Successor Entity to conduct the Business in the ordinary and usual course consistent with past practice, and use its commercially reasonable efforts to preserve intact the Business and related relationships with customers, service providers and other third parties. During the Interim Period, Buyer agrees that it shall not permit the Successor Entity to: (i) dispose of any material part of the Assets; (ii) incur or assume any indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of business consistent with past practice or in contravention of the Security Agreement attached hereto as Exhibit O; (iii) liquidate, dissolve or otherwise reorganize or seek protection from creditors; (iv) terminate any key employees identified in Schedule 7(a)(vii), unless for cause as defined in each key employee employment agreement entered into between the key employee and MIS; and (v) terminate any other non-key employee without first notifying MAI one week prior to termination.

        f. Conduct of Parties Upon Cancellation of Agreement by Buyer for Failure to Secure Government Licenses. If Buyer provides notice to Seller of its intent to terminate the Agreement for failure to secure the governmental licenses as set forth in paragraph 2.5(b), Buyer shall immediately take the following actions: (i) return to the Company all employees which remain employed by the Successor Entity and were employees with the Company as of the Closing Date; (ii) return all Assets and Liabilities to the Company as listed on Exhibit A, except those which are no longer with the Successor Entity as a result of the ordinary course of business; (iii) assign all contracts, proposals and customers which were contracted or otherwise secured by the Successor Entity during the Interim Period; (iv) return or assign all service providers and other third party agreements and relationships in the same state as at the Closing Date; and
(v) execute a non-exclusive license/distribution agreement providing for Seller's distribution of Buyer's products in the United States upon mutually acceptable terms.

        g. Distribution Agreement between MAI and Buyer for European Market. The parties agree to use commercially reasonable efforts to enter into a mutually acceptable non-exclusive distribution agreement providing for sale by the Buyer of MAI hospitality products in the European market.

        h. Company To Pay Taxes Regarding Transaction. Company shall pay all taxes, including without limitation all sales taxes, assessed on the transfer of the Assets and Liabilities to Buyer.

        i. Name Change. Within five (5) days after the Closing Date, Seller shall provide Buyer with a copy of the amendment to the Articles of Incorporation for Gaming Systems International, filed with the office of the Nevada Secretary of State, changing its name to MAI Systems International in the form attached hereto as Exhibit "V".

17.     BROKERS.

        Seller represents and warrants to Buyer that no brokerage commission, finder's fee or other compensation is due or payable by reason of either's actions in the transactions contemplated hereby. Buyer represents that it owes a finder's fee, but no other compensation, to a third party and that it will pay the finder's fee owed in its entirety. Each party agrees to indemnify and hold the other harmless from and against any Damages incurred by the other by reason of any breach or inaccuracy of the representation and warranty contained in this
Section 17. The parties' respective obligations under this Section 16 shall survive the cancellation of this Agreement.

18.     MISCELLANEOUS.

        (a) Entire Agreement. Except for the other transaction documents expressly contemplated by this Agreement, this Agreement is the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to the matters contained in this Agreement. Any waiver, modification, consent or acquiescence with respect to any provision of this Agreement or with respect to any failure to perform in accordance therewith shall be set forth in writing and duly executed by or on behalf of the party to be bound thereby. No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.

        (b) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Agreement attached thereto.

        (c) Time of the Essence. Time is of the essence in the performance of and compliance with each of the provisions and conditions of this Agreement.

        (d) Notices. Any communication, notice or demand of any kind whatsoever which either party may be required or may desire to give to or serve upon the other or upon any title company or escrow holder hereunder shall be in writing and delivered by personal service (including express or courier service), by electronic communication whether by e-mail, telegram or telecopying (with confirmed receipt required), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

               If to Seller:

               MAI Systems Corporation
               9601 Jeronimo Road
               Irvine,California 92618
               Attention: W. Brian Kretzmer and James W. Dolan
               Facsimile: (949) 598-6606

               With a copy to:

               Law Office of David M. Griffith, P.C.
               One World Trade Center, Suite 800
               Long Beach, CA  90831
               Attention: David M. Griffith, Esq.
               Facsimile: (562) 983-8122

               To the Buyer:

               Monaco Informatiques Systemes
               13 Avenue des Castelans B P 617
               Stade de Fontvielle (Entrec E)
               MC 98013 Monaco Cedex
               Attention: Christian Fabre
               Facsimile: (377) 92-05-68-06

               With a copy to:
               Bible Hoy & Trachok
               301 W. Liberty, Third Floor
               Reno, NV 89501
               Attention: Richard M. Trachok, II
               Facsimile: (775) 786-7426

               Any party may change its address for notice by written notice given to the other in the manner provided in this Section 18(d). Any such communication, notice or demand shall be deemed to have been duly given or served on the date personally served, if by personal service, one (1) day after the date of confirmed dispatch, if by electronic communication, or on the date shown on the return receipt or other evidence of delivery, if mailed.

               (e) No Other Representations. The making, execution and delivery of this Agreement by the parties hereto has been induced by no representations, statements, warranties or agreements other than those expressly set forth herein.

               (f) Saving Clause. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but, if any provision which is not so material that it comprises the essence of this Agreement shall be invalid or prohibited thereunder, such invalidity or prohibition shall be construed as if such invalid or prohibited provision had not been inserted herein and shall not affect the remainder of such provision or the remaining provisions of this Agreement.

               (g) Standards of Interpretation. (i) The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties hereto for any reason (including by virtue of the fact that this Agreement may have been drafted or prepared by counsel for one of the parties, it being recognized that both Buyer and Seller, and their respective counsel, contributed materially and substantially to the preparation of this Agreement). Wherever the words "include" or "includes" are used in this Agreement, they should be interpreted in a non-exclusive manner as though the words "without limitation" immediately followed the same. Section headings of this Agreement are solely for convenience of reference and shall not govern the interpretation of any of the provisions of this Agreement; and (ii) the representations and warranties contained in Section 5 above, and elsewhere in this Agreement, shall in each and every event whereby an exercise of discretion or a statement to the "best knowledge", "best of knowledge" or "knowledge" is required on behalf of any party to this Agreement be deemed to require that such exercise of discretion or statement be in good faith, with due diligence, to the best efforts of each such party and be exercised always in a reasonable manner and within reasonable times.

               (h) Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by or on behalf of any party to this Agreement in connection herewith shall survive the execution and delivery of this Agreement for a period of six
        (6) six months following the final payment of the Purchase Price.

               (i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to conflicts of law principles. Any action or proceeding seeking to enforce any provision of, or based upon any right arising out of this Agreement shall be brought by and against the parties in the United States District Court for the District of Nevada in Las Vegas, Nevada or, in the event that diversity jurisdiction is not met, then such action shall be brought in the Court in Clark County, Nevada, and each of the parties hereto hereby consents to the jurisdiction of such courts in any such action or proceeding and waives any objection to venue laid therein.

               (j) Remedies. The limitation of remedies contained in Sections 11(d)(vi), 13 and 14 is not intended to restrict any other legal remedies the parties may have against each other arising under this Agreement.

               (k) Attorneys' Fees. If any action is brought by either party against the other party hereunder, prevailing party shall be entitled to recover from the other party all reasonable attorneys' court costs and expenses incurred in connection with the prosecution or defense of such action. For purposes of this Agreement, the term "attorneys' fees" or "attorneys' fees and costs" shall mean the fees and expenses of counsel to the parties hereto, which may include printing, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney.

               (l) Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and to their legatees, legal representatives, executors or administrators, respective transferees, successors, and assigns; provided, however, that neither this Agreement nor any of the rights or obligations of Seller or Buyer hereunder shall be transferred or assigned, without the prior written consent of the other party; provided Buyer shall have the right to assign all of its right, title and interest under this Agreement to any Subsidiary of Buyer at any time prior to the Closing, whereupon such assignee shall succeed to all of the rights and obligations of Buyer hereunder but Buyer shall nevertheless remain liable for all its obligations hereunder.

               (m) Exhibits. All Exhibits and Schedules attached hereto are incorporated herein by reference. All Exhibit, Schedule and Section references in this Agreement refer to the sections of and the schedules and exhibits attached to this Agreement, unless the context clearly indicates otherwise.

               (n) No Joint Venture. Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, it being, the intention of the parties to merely create the relationship of Seller and Buyer with respect to the property to be conveyed as contemplated hereby.

               (o) No Recording. This Agreement shall not be recorded or filed in the public land or other public records of any jurisdiction by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

               (p) Costs. Except as otherwise specifically provided in this Agreement, Seller and Buyer shall bear their own costs and expenses arising out of the negotiation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein including, without limitation, legal and accounting fees and expenses.

               (q) Counterpart and Facsimile Copies. This Agreement may be signed in counterparts, and a collection of all signature pages attached to this Agreement shall constitute the Agreement as a whole. Facsimile signatures of the executed Agreement shall be treated as originals.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

--------------------------------------------------------------------------------
Monaco Informatiques Systemes, S.A.M.            MAI Systems Corporation
A Monaco Corporation                             A Delaware Corporation

By:___________________________                   By:___________________________

                                                 Its:__________________________

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Its:__________________________

Monaco Informatiques Systemes-                   Logix Development Corporation,
USA, Inc.,                                       A Nevada Corporation
A Nevada Corporation
                                                 By:_________________________
By:___________________________
                                                 Its:________________________
Its:__________________________
                                                 Gaming Systems International
                                                 A Nevada Corporation

                                                 By:_________________________

                                                 Its:________________________

--------------------------------------------------------------------------------

                                    EXHIBITS


Exhibit                         Description
-------                         -----------
A                               Assets and Liabilities of Company

B                               Lease of Premises

C                               Customer List

D                               Covenant Not To Compete

E                               Joint Closing Instructions

F                               Investment Funds Instructions

G(i)                            Assignment of Lease

G(ii)                           Assignments of Intellectual Property

G(iii)                          Assignment of Contracts

G(iv)                           Assignment of Gambit

G(v)                            Assignment of Signet

H                               Seller's Opinion Letter

I                               Buyer's Opinion Letter

J                               Seller's Certificate

K                               Buyer's Certificate

L                               Bill of Sale

M                               MAI Bank Wire Transfer Information

N                               Secured Promissory Note

O                               Security Agreement

P                               Assumption of Liabilities

Q                               Roy Student Employment Agreement

R                               Joe Wilcox Employment Agreement

S                               ABF Cancellation Letter

T                               Distribution Agreement

U                               Key Employee Employment Agreement

V                               GSI Name Change

W.                              Seller Corporate Resolutions

X.                              Buyer Corporate Resolutions

                                LIST OF SCHEDULES
                                       TO
                            ASSET PURCHASE AGREEMENT


Schedule 2.3                            Excluded Liabilities

Schedule 2.5(b)                         Jurisdictions Requiring Licensing

Schedule 2.6(a) Accounts Receivable Greater than 90 days past due

Schedule 2.6(b)                         Employee Claims and Disputes

Schedule 5(c)                           Liens and Security Agreements

Schedule 5(d)                           Inventory of Company's Fixed Assets

Schedule 5(j)                           Employment Contracts

Schedule 5(k)(i)                        Employee Benefit Plans

Schedule 5(o)                           Assumed Equipment Leases and Contract

Schedule 5(p)                           Gaming Authority Licenses and Permits

Schedule 5(r)                           Legal Proceedings

Schedule 5(u)                           Intellectual Property

Schedule 5(v)                           Insurance Policies

Schedule 5(w)                           Other Contracts

Schedule 7(a)(vii)                      Listing of Key Employees